Exhibit 99.1

Assurant Announces Organizational Changes to Support Strategy & Drive Alignment

Appoints Luthi to New Chief Administrative Officer Role

Names Rosenblum Chief Legal Officer

NEW YORK, July 15, 2020 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced organizational changes to drive integrated stakeholder management across its key functional areas, furthering the organization’s strategy and supporting outperformance for employees, customers and shareholders.

Francesca Luthi, executive vice president, chief communications and marketing officer, has been named to the newly created role of chief administrative officer. She will assume responsibility for Human Resources, Real Estate, Facilities and Procurement while retaining leadership for Assurant’s global Marketing and Insights, Communications, Investor Relations and Corporate Social Responsibility functions. In addition, Jay Rosenblum, senior vice president, Government Relations & Regulatory Affairs, has been appointed to the role of chief legal officer, having served in that capacity on an interim basis since February 2020. Both appointments are effective immediately.

“These past few months have raised our collective awareness around the importance of integrated stakeholder management – aligning the needs of our employees, communities and customers, along with those of our shareholders,” said Assurant President and CEO Alan Colberg. “As we look to emerge from the pandemic a stronger Assurant, we believe these organizational changes will promote greater integration and alignment to allow for greater speed and agility in decision making across our key functions, enabling us to continue to outperform for all of our key stakeholders.”

During her tenure, Luthi has built critical capabilities across marketing and insights, investor relations, communication and most recently customer experience functions to support the company’s ongoing transformation and establish the brand as a market leader in the ‘connected lifestyle.’ Luthi will continue to report to Colberg and serve on the Management Committee.

Colberg commented, “Francesca is an inclusive leader with a successful track record of organizational transformation – always keeping the needs of our customers, employees and shareholders at the center of all she does. As Assurant’s first-ever chief administrative officer, she will fully leverage her multi-disciplinary skills, business acumen, and passion for talent to further enhance the company’s global standing, and in particular, continue to advance our human capital strategy to support our global objectives.”

In parallel, Robyn Price Stonehill, executive vice president, chief human resources officer, will be leaving Assurant. After 21 years of dedicated service and success with the company, she will be spending time focused on her family and her extensive philanthropic commitments. She will remain with Assurant through the end of this year to support an orderly transition.

According to Colberg, “We would like to thank Robyn and express our gratitude for her tireless dedication to our company for the last two decades. She has brought about great change and made a positive impact on our global culture. We wish her and her family the best for the future.”

As Assurant’s newly appointed chief legal officer, Rosenblum will lead Assurant’s global legal department, including compliance, government relations, regulatory affairs and other legal matters affecting the company. Additionally, he will serve as a key advisor to the Assurant Board of Directors and oversee corporate governance matters. He will continue to serve on the company’s Management Committee and report to Colberg.

“I am pleased to elevate Jay to the top legal role for our company,” said Colberg. “In a very short period of time, he has proved himself to be an invaluable strategic and legal resource to our business across the world. His varied background has enabled him to quickly assess and address issues from different perspectives that best align our business priorities with government and regulatory guidelines.”

Previously, Rosenblum served as interim chief legal officer since February 2020 and supported the company’s pandemic response, bringing his depth of expertise to quickly advance Assurant’s global government relations and regulatory affairs strategy. He has also worked in close partnership with Assurant’s business leaders, establishing engagement priorities, building relationships with external stakeholders and advocating for the company’s policy and regulatory positions.

According to Luthi, “I’m energized by this opportunity to take a holistic approach in building our brand and reputation, together with the support of our great people across the world. My focus will be to build on our strong culture and further develop our diverse talent to support our enterprise priorities.”

Rosenblum said of his appointment, “I am honored to serve as the chief legal leader in a global organization that has demonstrated a commitment to doing the right thing for our employees, our consumers and our communities across the world.” He added, “It’s a privilege to work side-by-side with this impressive global team and I have nothing but respect for their great talent and unlimited dedication.”

About Assurant

Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

201.519.9773

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Senior Vice President, Investor Relations

201.788.4324

suzanne.shepherd@assurant.com

Sean Moshier

Assistant Vice President, Investor Relations

914.204.2253

sean.moshier@assurant.com